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                                                                    Exhibit 99.1

         March 29, 2002


         Securities and Exchange Commission
         Washington, D.C. 20549

         Gentlemen/Ladies:


         We have received from our auditors, Arthur Andersen LLP, a letter stating that our audit was subject to Arthur Andersen's quality control system for the U. S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. The availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

         Sincerely,




         Dennis W. Carroll
         Vice President and Controller
         KeySpan Energy Delivery
         201 Rivermoor Street
         West Roxbury, MA 02132